Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the previously filed Registration Statements of PAB Bankshares, Inc. on Form S-8 (File Nos. 333-74819, 333-89527, 333-107039 and 333-137316) and Form S-3D (33-74080) of our reports, dated February 18, 2008 of our audits of the consolidated financial statements and internal control over financial reporting, appearing in this Annual Report on Form 10-K of PAB Bankshares, Inc. for the year ended December 31, 2007.

/s/ Mauldin & Jenkins, LLC

Albany, Georgia
March 14, 2008